Exhibit 10.15

EXCHANGE AGREEMENT

MEMORANDUM OF AGREEMENT effective as of the 20th day of December, 2012.

BETWEEN:

NCS ENERGY HOLDINGS, LLC

a Delaware limited liability company

(“NCS US”)

- and -

NCS OILFIELD SERVICES CANADA, INC.

a corporation amalgamated pursuant to the laws of Alberta

(“Exchangeco”)

- and -

CEMBLEND SYSTEMS INC.

a corporation incorporated pursuant to the laws of Alberta

(“Shareholder”)

- and -

PIONEER SUPER HOLDINGS, INC.

a corporation incorporated pursuant to the laws of Delaware

(“Pioneer”)

WHEREAS pursuant to a stock redemption and purchase agreement (the “Purchase Agreement”) effective as of January 1, 2011 between Exchangeco, NCS US, NCS Energy Services, Inc., a Texas corporation, each of the shareholders of NCS Energy Services, Inc., Cemblend. and each of the shareholders of Cemblend, Exchangeco issued exchangeable shares (the “Exchangeable Shares”) to Cemblend where such Exchangeable Shares were exchangeable, under certain circumstances, for Common Units of NCS US;

AND WHEREAS the articles of amalgamation of Exchangeco set forth the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares;

AND WHEREAS Cemblend is currently the sole holder of Exchangeable Shares;

AND WHEREAS Pioneer is the indirect beneficial owner of all of the issued and outstanding voting common shares of Exchangeco;

AND WHEREAS NCS US and Exchangeco executed a support agreement dated January 1, 2011 (the “Original Support Agreement”) and a exchange agreement dated January 1, 2011 (the “Original Exchange Agreement”);

AND WHEREAS pursuant to the terms of a exchangeable shares exchange agreement (the “Rights Exchange Agreement”) dated as of December 20, 2012, as amended from time to time,

by and among Exchangeco and Cemblend, among others, the Exchangeable Shares were exchanged for Class A exchangeable shares (the “Class A Exchangeable Shares”) in the capital of Exchangeco, which Class A Exchangeable Shares are exchangeable, under certain circumstances, for Common Shares of Pioneer (the “Exchangeable Shares Exchange”);

AND WHEREAS pursuant to the Rights Exchange Agreement, NCS US, Pioneer, Exchangeco and Cemblend have agreed to terminate each of the Original Support Agreement and Original Exchange Agreement and to enter into a new Support Agreement and a new Exchange Agreement in order to account for the Exchangeable Shares Exchange;

AND WHEREAS an existing or future Affiliate of Pioneer (“Pioneer Affiliate”) may exercise the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right;

NOW THEREFORE in consideration of the premises and mutual agreements and covenants herein contained (the receipt and adequacy of which consideration as to each of the parties hereto are hereby mutually acknowledged), the parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

All capitalized terms used in this Agreement shall, unless otherwise defined herein, have the meanings given to them in the Exchangeable Share Provisions, as the case may be. In addition, the following terms shall have the following meanings:

(a)	“Automatic Exchange Right” means the benefit of the obligation of Pioneer to effect the automatic exchange of Class A Exchangeable Shares for Pioneer Common Shares pursuant to Section 2.10;

(b)	“Insolvency Exchange Right” has the meaning ascribed thereto in Section 2.1 hereof.

(c)	“Insolvency Event” means the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Exchangeco to contest in good faith any such proceedings commenced in respect of Exchangeco within 15 days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver, or the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due, or Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions.

(d)	“Liquidation Event” has the meaning ascribed thereto in Section 2.10 hereof.

(e)	“Purchase Price” has the meaning given in Section 2.1 hereof.

(f)	“Special Voting Share” means the share of preferred stock of Pioneer, having a par value of $0.01 per share, designated in the Amended and Restated Charter of Pioneer as the “Special Voting Share”, which entitles the holder of record to a number of votes at meetings of shareholders holding of Pioneer Common Shares equal to the number of Class A Exchangeable Shares outstanding from time to time (other than Class A Exchangeable Shares held by Pioneer and its Affiliates) multiplied by the Exchange Ratio, which unit is to be issued to the Shareholder.

(g)	“Voting Rights” means the voting rights attached to the Special Voting Share.

1.2	Interpretation not Affected by Headings, etc.

The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3	Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4	Date for any Action

In the event that any date on or by which any action is required or permitted to be taken under this Agreement is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding Business Day.

ARTICLE 2

EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

2.1	Grant and Ownership of the Exchange Right

(a)	In consideration for the payment of Cdn$100 by the Shareholder to Pioneer (the “Purchase Price”), Pioneer hereby grants to the Shareholder, subject to the provisions of applicable law, the right (the “Insolvency Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Pioneer to purchase from the Shareholder all but not less than all of the Class A Exchangeable Shares held by the Shareholder and hereby grants to the Shareholder the Automatic Exchange Right, all in accordance with the provisions of this Agreement.

(b)

If at any time in the future any taxing authority or court of competent jurisdiction makes a determination (to which the parties acquiesce or from which there is no further right to object or appeal) that the aggregate fair market value of the

Insolvency Exchange Rights and Automatic Exchange Rights conferred hereunder as of date of this Agreement is an amount other than the Purchase Price, then the Purchase Price for such rights shall be the fair market value thereof as finally determined and the parties shall take whatever steps as may be necessary or desirable to reflect such adjustment, including, without limitation, the payments of funds; provided, however, that any such steps, including the payment of funds, will only be made upon the agreement of all involved parties.

2.2	Legended Share Certificates

Exchangeco will cause each certificate representing Class A Exchangeable Shares to bear an appropriate legend notifying the Shareholder of:

(a)	its right with respect to the exercise of the Insolvency Exchange Right in respect of the Class A Exchangeable Shares held by the Shareholder; and

(b)	the Automatic Exchange Right.

2.3	Purchase Price of Class A Exchangeable Shares

The purchase price payable by Pioneer for each Class A Exchangeable Share to be purchased by Pioneer under the Insolvency Exchange Right shall be an amount per share equal to (a) the Current Market Price of an Pioneer Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Class A Exchangeable Share under the Insolvency Exchange Right multiplied by the Exchange Ratio, which shall be satisfied in full by Pioneer issuing to such holder that number of Pioneer Common Shares equal to the Exchange Ratio, plus (b) to the extent not paid by Exchangeco, an additional amount equivalent to the full amount of all dividends declared and unpaid on each such Class A Exchangeable Share held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale (the “Dividend Amount”). The purchase price for each such Class A Exchangeable Share so purchased may be satisfied only by Pioneer issuing that number of Pioneer Common Shares equal to the Exchange Ratio and on the applicable payment date a cheque representing the Dividend Amount, less any amounts withheld pursuant to Section 6.1 hereof

2.4	Exercise Instructions

Subject to the terms and conditions herein set forth, the Shareholder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Insolvency Exchange Right with respect to all or any part of the Class A Exchangeable Shares registered in the name of the Shareholder on the books of Exchangeco. To exercise the Insolvency Exchange Right, the Shareholder shall deliver to Pioneer, in person or by certified or registered mail, the certificates representing the Class A Exchangeable Shares which the Shareholder desires Pioneer to purchase under the Insolvency Exchange Right, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Class A Exchangeable Shares under the Business Corporations Act (Alberta) and the by-laws of Exchangeco, the Shareholder Documentation and such additional documents and instruments as Pioneer may reasonably require together with (a) a duly completed form of notice of exercise of the Insolvency Exchange Right, contained on the reverse of or attached to the Class A

Exchangeable Share certificates, stating (i) that the Shareholder thereby exercises the Insolvency Exchange Right so as to require Pioneer to purchase from the Shareholder the Class A Exchangeable Shares specified therein, (ii) that the Shareholder has good title to and owns all such Class A Exchangeable Shares to be acquired by Pioneer free and clear of all liens, claims and encumbrances, and (iii) the names in which the Pioneer Common Shares issuable in connection with the exercise of the Insolvency Exchange Right and cheques for the balance of the purchase price, if any, are to be issued, and (b) payment (or evidence satisfactory to Exchangeco and Pioneer of payment) of the taxes (if any) payable as contemplated by section 2.7 of this Agreement.

2.5	Deliveries; Effect of Exercise

Promptly after receipt of the certificates representing the Class A Exchangeable Shares which the Shareholder desires Pioneer to purchase under the Insolvency Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Insolvency Exchange Right (and payment of taxes contemplated under Section 2.7, if any, or evidence thereof), duly endorsed for transfer to Pioneer, Pioneer shall issue forthwith the number of Pioneer Common Shares issuable in connection with the exercise of the Insolvency Exchange Right, and a wire transfer for the balance, if any, of the total purchase price therefor. Immediately upon the exercise of the Insolvency Exchange Right, as provided in this Section 2.5, the closing of the transaction of purchase and sale contemplated by the Insolvency Exchange Right shall be deemed to have occurred, and the holder of such Class A Exchangeable Shares shall be deemed to have transferred to Pioneer all of its right, title and interest in and to such Class A Exchangeable Shares and shall cease to be a holder of such Class A Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total purchase price therefor, unless the number of Pioneer Common Shares (together with a cheque for the balance, if any, of the total purchase price therefor) is not issued by Pioneer to the Shareholder (or to such other persons, if any, properly designated by the Shareholder), within five Business Days of the date of exercise, in which case the rights of the Shareholder shall remain unaffected until such Pioneer Common Shares are so issued by Pioneer and any such cheque is so delivered and paid.

2.6	Exercise of Insolvency Exchange Right Subsequent to Retraction

In the event that the Shareholder has exercised its right under Article 6 of the Exchangeable Share Provisions to require Exchangeco to redeem any or all of the Class A Exchangeable Shares held by the Shareholder (the “Retracted Shares”) and is notified by Exchangeco pursuant to Section 6.6 of the Exchangeable Share Provisions that Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Pioneer Affiliate shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Shareholder has not revoked the retraction request delivered by the Shareholder to Exchangeco pursuant to Section 6.1 of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute the exercise of the Insolvency Exchange Right with respect to those Retracted Shares which Exchangeco is unable to redeem. In any such event, Exchangeco hereby agrees with the Shareholder to notify Pioneer immediately of such prohibition against Exchangeco redeeming all of the Retracted Shares and to forward or cause to be forwarded immediately to Pioneer all relevant materials delivered by the Shareholder to Exchangeco (including without limitation a copy of the retraction request delivered pursuant to Section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and, subject to the provisions of applicable law, Pioneer will purchase such shares in accordance with the provisions of this Article 2.

2.7	Stamp or Other Transfer Taxes

Upon any sale of Class A Exchangeable Shares to Pioneer pursuant to the Insolvency Exchange Right or the Automatic Exchange Right, the Pioneer Common Shares issuable in connection with the payment of the total purchase price therefor shall be issued in the name of the holder of the Class A Exchangeable Shares so sold or in such name as the Shareholder may otherwise direct in writing without charge; provided, however, that the Shareholder (a) shall pay (and neither Pioneer nor Exchangeco shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such units to a person other than the Shareholder or (b) shall have established to the satisfaction of Pioneer and Exchangeco that such taxes, if any, have been paid.

2.8	Notice of Insolvency Event

Immediately upon the occurrence of an Insolvency Event or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, Exchangeco and Pioneer shall give written notice thereof to the Shareholder, which notice shall include a brief description of the rights of the Shareholder with respect to the Insolvency Exchange Right.

2.9	Pioneer Common Shares

Pioneer hereby represents, warrants and covenants that the Pioneer Common Shares issuable hereunder will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

2.10	Automatic Exchange on Liquidation of Pioneer

(a)	Pioneer will give the Shareholder notice of each of the following events at the time set forth below:

(i)	in the event of any determination by the board of directors (the “Board”) to institute voluntary liquidation, dissolution or winding up proceedings with respect to Pioneer or to effect any other distribution of assets of Pioneer among its shareholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution; and

(ii)	as soon as practicable following the earlier of (A) receipt by Pioneer of notice of and (B) Pioneer otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Pioneer or to effect any other distribution of assets of Pioneer among its shareholders for the purpose of winding up its affairs, in each case where Pioneer has failed to contest in good faith any such proceeding commenced in respect of Pioneer within 30 days of becoming aware thereof;

which notice shall include a brief description of the rights of the Shareholder with respect to the automatic exchange of Class A Exchangeable Shares into Pioneer Common Shares as provided in section 2.10(b) thereof (any such event being hereinafter referred to as a “Liquidation Event”).

(b)	Upon receiving a notice of a Liquidation Event, the Shareholder shall forthwith provide Pioneer with the Shareholder Documentation.

(c)	In order that the Shareholder will be able to participate on a pro rata basis with the holders of Pioneer Common Shares in the distribution of assets of Pioneer in connection with a Liquidation Event, on the fifth Business Day prior to the effective date of a Liquidation Event (the “Liquidation Event Effective Date”) all of the then outstanding Class A Exchangeable Shares shall be automatically exchanged for Pioneer Common Shares, subject to the provisions of applicable law. To effect such automatic exchange, Pioneer shall purchase each Class A Exchangeable Share outstanding on the fifth Business Day prior to the Liquidation Event Effective Date and held by the Shareholder, and the Shareholder shall sell the Class A Exchangeable Shares held by it at such time, for a purchase price per Class A Exchangeable Share equal to (a) the Current Market Price of an Pioneer Common Share on the fifth Business Day prior to the Liquidation Event Effective Date multiplied by the Exchange Ratio, which shall be satisfied in full by Pioneer issuing to the Shareholder that number of Pioneer Common Shares equal to the Exchange Ratio, plus (b) to the extent not paid by Exchangeco, an additional amount equivalent to the full amount of all dividends declared and unpaid on each such Class A Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange.

(d)	On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Class A Exchangeable Shares shall be deemed to have occurred, and the Shareholder shall be deemed to have transferred to Pioneer all of the Shareholder’s right, title and interest in and to its Class A Exchangeable Shares and shall cease to be a holder of such Class A Exchangeable Shares and Pioneer shall issue Pioneer Common Shares issuable upon the automatic exchange of Class A Exchangeable Shares and a cheque for the balance, if any, of the total purchase price for such Class A Exchangeable Shares. Concurrently with the Shareholder ceasing to be a holder of Class A Exchangeable Shares, the Shareholder shall be considered and deemed for all purposes to be the holder of the Pioneer Common Shares issued pursuant to the automatic exchange of Class A Exchangeable Shares for Pioneer Common Shares.

ARTICLE 3

SPECIAL VOTING SHARE

3.1	Issue and Ownership of the Special Voting Share

Pioneer hereby issues the Special Voting Share to the Shareholder to be legally and beneficially owned by the Shareholder. Pioneer hereby acknowledges receipt from the Shareholder of good and valuable consideration (and the adequacy thereof) for the issuance of the Special Voting Share by Pioneer to the Shareholder. Except as specifically authorized by this Agreement or the Operating Agreement, the Shareholder shall have no power or authority to sell, transfer or otherwise deal in or with the Special Voting Share and the Special Voting Share shall not be used or disposed of by the Shareholder for any purpose other than the purposes for which the Special Voting Share was issued to the Shareholder pursuant to this Agreement; provided that the Shareholder shall be required to transfer such Special Voting Share in connection with a transfer of its Class A Exchangeable Shares, to the extent permitted by Exchangeco’s Articles of Incorporation and any agreement to which the Shareholder is a party, including the Members Agreement.

ARTICLE 4

EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Shareholder, as the holder of record of the Special Voting Share, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the holders of Pioneer Common Shares (as hereinafter defined).

4.2	Copies of Shareholder Information

Pioneer will deliver to the Shareholder a copy of all materials distributed from time to time to all holders of Pioneer Common Shares.

4.3	Other Materials

Immediately after receipt by Pioneer or shareholders of Pioneer of any material sent or given by or on behalf of a third party to holders of Pioneer Common Shares generally, Pioneer shall use its reasonable best efforts to obtain and deliver to the Shareholder copies thereof.

4.4	Termination of Voting Rights

All of the rights of the Shareholder with respect to the Voting Rights shall be deemed to be surrendered by the Shareholder to Pioneer and such Voting Rights represented thereby shall cease immediately upon the delivery by the Shareholder to Pioneer of the certificates representing all of the Shareholder’s Class A Exchangeable Shares in connection with the exercise by it of the Exchange Right or the occurrence of the automatic exchange of Class A Exchangeable Shares for Pioneer Common Shares, as specified in Article 2.10 (unless, in either case, Pioneer shall not have delivered the requisite Pioneer Common Shares issuable in exchange therefor to the Shareholder), or upon the redemption of Class A Exchangeable Shares pursuant to Article 6 or 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Exchangeco pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Class A Exchangeable Shares from the holder thereof by Pioneer Affiliate pursuant to the exercise by Pioneer Affiliate of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

ARTICLE 5

RESTRICTIONS ON ISSUE OF PIONEER SPECIAL VOTING STOCK

5.1	Issue

During the term of this Agreement, Pioneer will not, without the consent of the holders at the relevant time of Class A Exchangeable Shares, given in accordance with Section 10.2 of the Exchangeable Share Provisions, issue any additional Special Voting Shares in addition to the Special Voting Share.

ARTICLE 6

MISCELLANEOUS

6.1	Withholding Rights

Pioneer, Pioneer Affiliate and Exchangeco shall be entitled to deduct and withhold from the consideration otherwise payable to the Shareholder pursuant to this Agreement such amounts as Pioneer, Pioneer Affiliate or Exchangeco is required to deduct and withhold with respect to such payment under the United States Internal Revenue Code of 1986, as amended, the Income Tax Act (Canada), as amended, or any provision of state, provincial, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to the Shareholder exceeds the cash portion of the consideration otherwise payable to the Shareholder, Pioneer, Pioneer Affiliate and Exchangeco are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Pioneer, Pioneer Affiliate or Exchangeco, as the case may be, to enable it to comply with such deduction or withholding requirement and Pioneer, Pioneer Affiliate or Exchangeco shall give an accounting to the Shareholder with respect thereto and any balance of such proceeds of sale.

6.2	Notice to Parties

All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent via email to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

(a)	if to Exchangeco:

NCS Oilfield Services Canada, Inc.

2800, 715 - 5th Avenue SW

Calgary, Alberta T2P 2X6

Canada

Attention: Robert Nipper

Email: rnipper@ncsenergyservices.com

(b)	if to Pioneer or Pioneer Affiliate:

c/o Advent International Corp.

75 State Street

Boston, MA 02109

United States of America

Attention: Guvinder Grewal; James Westra

Email: ggrewal@adventinternational.com;

            jwestra@adventinternational.com

(c)	if to the Shareholder:

3703 609-8th Street SW

Calgary, AB T2P 2A6

Canada

Attention: Marty Stromquist

Email: Marty@ncsenergyservices.com

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if sent by email shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

6.3	Time of the Essence

Time shall be of the essence of this Agreement and all of the provisions of this Agreement.

6.4	No Assignment

The Shareholder may not assign, transfer or otherwise convey the whole or any part of the Shareholder’s rights or obligations under this Agreement to any person without the express written consent of Pioneer.

6.5	Successors

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns.

6.6	Further Assurances

Each of the parties shall do all such things and provide all such reasonable assurances as may be required to consummate the agreements and transactions contemplated hereby and each party shall execute and deliver such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

6.7	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

6.8	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.9	Termination of the Original Exchange Agreement

NCS US, Exchangeco and Cemblend agree that upon the execution of this Exchange Agreement, the Original Exchange Agreement will automatically terminate, without any further action by the parties thereto, and that all of the parties to the Original Exchange Agreement will have no further rights or obligations thereunder.

[Signature pages to immediately follow]

IN WITNESS WHEREOF the parties have duly executed this Agreement.

NCS ENERGY HOLDINGS, LLC

Per:	/s/ Mark Ludwig
Name: Mark Ludwig
Title: Vice President

[SIGNATURE PAGE TO AMENDED EXCHANGE AGREEMENT]

NCS OILFIELD SERVICES CANADA, INC.

Per:	/s/ Robert Nipper
Name: Robert Nipper
Title: President

[SIGNATURE PAGE TO AMENDED EXCHANGE AGREEMENT]

CEMBLEND SYSTEMS INC.

Per:	/s/ Marty Stromquist
Name: Marty Stromquist
Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDED EXCHANGE AGREEMENT]

PIONEER SUPER HOLDINGS, INC.

Per:	/s/ Gurinder Grewal
Name: Gurinder Grewal
Title: Vice President

[SIGNATURE PAGE TO AMENDED EXCHANGE AGREEMENT]